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       Links to the following news articles were posted on H. J. Heinz Company’s Internet website at www.heinzsuperiorvalue.com. Heinz has not received the consent of the authors or the publications to use the news articles as proxy soliciting material.

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Heinz urges shareholders to reject dissident investor's nominees
DANIEL LOVERING
June 15, 2006

PITTSBURGH (AP) - H.J. Heinz Co. has urged shareholders to reject board nominees put forth by billionaire investor Nelson Peltz, who has tried to force the company to shift course and produce higher dividends.

The move comes after Peltz and his Trian Group -- investment firms Trian Fund Management LP and Sandell Asset Management Group -- proposed a growth plan and nominated five members to Heinz's 12-member board.

"It is not in the best interest of Heinz shareholders to support Mr. Peltz's proposed slate of directors because his plan and his presence on the Board would disrupt the strong momentum of our business," William R. Johnson, Heinz's chief executive, said in a statement Thursday.

The strategy submitted by Peltz and his partners last month calls for Heinz to cut annual costs by $575 million and reduce deals, allowances and other incentives to retailers by at least $300 million, among other measures.

Heinz's directors rejected that plan, then issued its own growth strategy also designed to slash costs, develop core businesses and raise cash for shareholders.

The Pittsburgh-based company said it expects to save $355 million over the next two years by trimming expenses through measures including the cutting of 2,700 jobs and the sale or divestiture of 15 plants this fiscal year.

The company said in a statement filed with regulators that the strategy recommended by Peltz "would cripple Heinz," and that his nominees would bring his "self-interested and divisive voice" to the board.

"Mr. Peltz does not need board representation for his voice to be heard and his voice deserves no special preferences over the voices of all our other important shareholder constituencies," Johnson said.

The investment firms nominated Peltz, Peter W. May and Edward P. Garden, the three principals of Trian Fund Management, plus golfer Greg Norman and Michael F. Weinstein to the Heinz board.

Heinz said earlier that those candidates failed to meet the qualifications in the company's governing principles, adding that each Trian nominee is a personal friend, employee or relative of Peltz.

The statement said Peltz's proposal "lacks specificity, lacks a time frame for implementation and associated restructuring costs, ignores industry dynamics and inflationary headwinds" and contains other shortcomings. Anne Tarbell, a spokeswoman for Peltz's Triarc Companies, declined to comment on the proxy fight.

The company asked shareholders to elect a slate of directors it has nominated. A shareholder meeting is scheduled for Aug. 16.

Heinz, known for its namesake ketchup, has faced shareholder pressure over its lagging stock performance in recent years. The company's stock, however, hit a new 52-week high after it announced its latest growth plan.

Heinz recently completed a separate four-year restructuring effort to encourage growth in three food categories: ketchup and sauces, meals and snacks, and infant nutrition. It has been selling underperforming European businesses as part of the strategy.

Heinz shares closed up 58 cents at $40.58 on the New York Stock Exchange.

Used with permission of The Associated Press Copyright c 2006. All rights reserved.

Speaking of Dividends; Good Grief! Company boosts payout and earnings estimate
Barron's
By Shirley A. Lazo
5 June 2006

Dividends are turning tastier at H.J. Heinz (HNZ), following a four-year corporate streamlining.

Thursday, the global food-giant sweetened its quarterly common payout a nickel, to 35 cents a share. Holders of record June 24 will get the new dividend July 10. The ex-date is June 21. This is the third boost since Heinz slashed dividends 33% in early 2003 to save cash.

The 137-year-old Pittsburgh company plans to buy back up to an additional $1 billion worth of its stock over the next two years. The shares hit a 52-week high of 44.15 on news of the dividend, buyback and a two-year growth plan that includes cutting costs $355 million and launching 100 new products. Yield: 3.29%.

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Proxy Governance Calls Triarc Exec Pay 'Excessive'
Dow Jones & Company
By Richard Gibson
June 2, 2006

DES MOINES, Iowa (Dow Jones)--Proxy-voting advisor Proxy Governance Friday termed executive pay practices at Triarc Cos. (TRY) "excessive" and urged shareholders to withhold votes for four directors on the company's compensation committee.

The firm's criticism focused on stock options granted to Triarc Chief Executive Nelson Peltz and President Peter May last year and in 2004.

"The average three-year compensation paid to the CEO is 396% above the median paid to CEOs at peer companies," Proxy Governance said. It also called the compensation high, "given the company's poor financial performance relative to peers" in the restaurant industry.

It questioned the compensation committee's "practice of structuring its executive-compensation packages similar to those of executives at asset- management, private-equity and investment-banking firms," although, Proxy Governance noted, most of Triarc's revenue comes from franchising Arby's fast- food restaurants.

Wealthy investors, Peltz and May have made waves pushing for restructuring at Wendy's International Inc. (WEN), and more recently at H.J. Heinz Co. (HNZ), so as to enhance those companies' shareholder values.

Proxy Governance noted that Peltz and May together control more than 40% of Triarc's voting power.

Representatives of Triarc couldn't immediately be reached for comment.

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FINANCIAL TIMES
 FRIDAY MAY 26 2006

Business Life
 CORPORATE TURNROUND
 Activists put a squeeze on Heinz

A shareholder attack on the food group has forced it to mount a defence of its five-year restructuring plan, writes Jeremy Grant

In the 1970s Heinz, maker of the world-famous ketchup, ran a TV advertisement showing someone waiting for the thick tomato sauce to ooze from an upturned bottle, as “Anticipation”, a chart hit by Carly Simon, played on the soundtrack.

This week, anticipation was again in the air at Heinz as Bill Johnson, chairman and chief executive, finally heard – after a threemonth wait – what shareholder activist Nelson Peltz proposed should be done to improve the company’s performance.

Heinz may seem an unlikely target in the recent spate of shareholder activist attacks in the US, which have included fast food chains McDonald’s and Wendy’s – another recent Peltz target.

The 137-year-old company has dominated sales of ketchup ever since founder Henry Heinz, a Pittsburgh grocer, produced it to spice up a dreary American diet of potatoes and meat. It also has some of the best-known food brands in the world, such as Ore-Ida frozen French fries, Heinz baked beans and Farley’s baby food in the UK and T.G.I. Friday’s, a restaurant chain. The New England Consulting Group estimates that Heinz has a “brand value” over the next decade of more than $20bn (£10.7bn), partly thanks to its iconic ketchup.

The importance of that value is not lost on Heinz. It recently made the nozzles of its restaurant trade ketchup bottles tamper-proof to stop café owners refilling them with cheaper

‘We were one-quarter away from completing virtually everything we’d talked about. So I applaud Peltz on his timing’

...

rival products.

But Mr Peltz, whose Trian Group owns 5.4 per cent of Heinz shares, says total shareholder returns have underperformed the sector since Mr Johnson took over from the colourful Irish chief executive, Tony O’Reilly, in 1998.

Trian believes it can raise earnings per share by 65 per cent – by cutting sales, general and administrative expenses by $575m; reducing spending on product promotions by 3 per cent –and reinvest this in marketing and innovation. To back this up, it has proposed five nominees to Heinz’s 12-member board at the next annual meeting.

Indeed, before Mr Peltz’s approach was made public in February, Heinz’s share price had fallen 31 per cent following Mr Johnson’s accession. Mr Peltz believes his proposals would more than double the current share price.

The timing of Mr Peltz’s challenge illustrates how a management team engaged in a quiet restructuring can have its hand forced either to speed up its efforts or to communicate its plans more loudly to shareholders. Equally, it shows that shareholder activists must be careful when to strike.

In the past five years, Heinz has been an erratic earnings performer, stuck in a middle tier of US food companies that does not have enough higher-margin products and a sufficiently lean cost base to deliver above-average performance.

The way Mr Johnson sees it, Heinz has its best years ahead of it. The past five years of effort are about to bear fruit. Mr Peltz, by contrast, thinks very little has been achieved in that time.

His proposal, entitled “Results Speak Louder Than Words”, accuses Mr Johnson and his management team of destroying shareholder value “through a series of ill-fated divestitures and acquisitions, failed corporate restructurings and poor capital allocation decisions”.

In response to Mr Peltz’s proposal, Heinz says it generated record cash flow from operations in the past three fiscal years. It has disposed of a range of businesses – such as pet food, and Starkist and John West tuna – and is concentrating on three core busi-nesses: ketchup and sauces, baby food and ready-made meals and snacks.

Next week, the company plans to unveil a two-year strategy to build on the performance of its US business, where earnings have grown by 9-10 per cent a year for the past three years.

Marketing and innovation are important elements. In the US, Heinz hopes to raise ketchup sales with bigger bottles (see below). The UK will soon see an unusual invention: baked bean-filled sandwiches that can be put in a conventional toaster.

Asked if he was surprised by the challenge from Mr Peltz, Mr Johnson says: “I guess I’ve been around long enough that nothing ever totally surprises me any more. I was a bit surprised only to the extent that we were one-quarter away from having completed virtually everything we’d talked about doing. So if anything I applaud him on his timing.”

Mr Johnson, the son of a National Football League coach, reveals a competitive streak as he discusses the turnround. In 2000, Heinz tried but failed to take part in a wave of food industry consolidation. That prompted “a process of re-evaluating where this company ought to go”.

“Fundamentally it comes down to taking good ideas and executing them. We’ve done a darned good job of doing that in the US and Australia and Canada and some of our emerging markets. And now we’re applying that to Europe,” he says.

He concedes, however, that he could have “moved a little quicker in Europe”, which accounts for 39 per cent of group revenue – the largest proportion of any US food company.

Indeed, there are signs that Heinz was slow in other ways. Mr Johnson is speaking at a new research and development centre in Pittsburgh – the former US headquarters of Marconi, the UK telecommunications group.

When the centre opened last year, it was Heinz’s first integrated R&D facility in the US. The company had been relying for years on four separate, antiquated facilities – hardly an enticement to attract top R&D talent.

There were also issues with the culture in the US operation. Mr Johnson took radical action, overseeing the replacement of 85 per cent of the US management – moves that have been matched in Europe, where Heinz this month replaced its UK head.

Mr Johnson insists that the time taken by the company was necessary to adapt to changes beyond its control, such as the growing power of retailers including Wal-Mart. That has required Heinz to shed marginal product lines and concentrate on best-sellers that retailers know will drive customer traffic.

Mr Peltz’s proposals have received a largely muted response from Wall Street analysts – suggesting that Mr Johnson may yet have the benefit of the doubt, even as it has made him unpopular with one large shareholder.

He says: “We’re going to have a great year in fiscal ’07. It’s amazing what happens when good results are posted and how short people’s memories are. Win a Superbowl and it’s all forgotten. When did England last win the World Cup? Let’s say it wins it this year: people will forget all about 1966. It’s just the way life is, and I know that from being a coach’s son because I saw it first hand.”

Big ideas served with sauce

Heinz may dominate the market for ketchup in the US with a 62 per cent share, but being the biggest is not necessarily the best if the overall ketchup market is scarcely growing.

That is why Heinz has been spending a lot of time studying mothers.

David Moran, chief executive of the US business, says that after decades of growth, ketchup sales have been flat to down 1 percent in the past 18 months. This has sent Heinz researchers into overdrive. The company has a six-point plan to boost ketchup sales that can be boiled down to one concept: persuade mums to buy bigger bottles of the stuff.

“There’s an insight that ketchup is the food that helps mum feed her children – it’s a tool to deliver other host foods. So if the mum starts to run low on ketchup she starts to use it more sparingly. So the more ketchup you put in the pantry the more they use,” he says.

The plan is the closest thing to the supersizing trend familiar in fast food.

“Moms don’t mind if a little ketchup is wasted, as long as the kids finish their meal,” a Heinz presentation explains.

Mr Moran says Heinz will stop promoting smaller-sized bottles and encourage retailers to stock bigger sizes. It will work with 30,000 grocers to move the larger-sized bottles to higher shelves in retail outlets, demoting the smaller bottles to shelves lower down.

How sure is Heinz that bigger is better? Mr Moran says: “We don’t make a move on ketchup without testing it until we’re blue in the face.”

© THE FINANCIAL TIMES LIMITED 2006

Heinz board rejects growth plan from Peltz shareholder group
RAMESH SANTANAM
May 24, 2006

PITTSBURGH (AP) - H.J. Heinz Co. directors have rejected a plan by a shareholder group led by billionaire investor Nelson Peltz to slash costs and nominate five candidates to the food company’s board.

Investment firms Trian Fund Management LP and Sandell Asset Management Group this week proposed a growth strategy to pressure Heinz into boosting returns. The firms, which own about 5.4 percent of Heinz stock, called on the company to slash annual costs by $575 million (euro447 million) and reduce deals, allowances and other incentives to retailers by at least $300 million (euro233 million).

That plan would cripple Heinz because it called for cuts in selling, pensions, salaries and benefits, marketing, and research and development, the company said in a statement Wednesday.

The Heinz board “sent a clear and resounding message today to Mr. Peltz,” said company spokesman Michael Mullen. “It unanimously rejected his demands for representation on the Heinz board based on his poor corporate governance record.”

Heinz will unveil its strategy for growth to shareholders on June 1, when it releases its next quarterly earnings, he said.

The company said it generated a record $4.4 billion (euro3.4 billion) in cash flow from operations in three fiscal years, enabling it to return more than $4.2 billion (euro3.3 billion) to shareholders through special and annual dividends and share repurchases.

Trian and Sandell have nominated five people to Heinz's 12-member board, which will be elected when shareholders meet Aug. 16.

They are: Peltz, 63; Peter W. May and Edward P. Garden, three principals of Trian Fund Management; Michael Weinstein, chairman of Inov8 Beverage Co.; and golfer Greg Norman, chairman and CEO of Great White Shark Enterprises Inc.

The Heinz board determined those candidates did not meet the qualifications set forth in the company’s governing principles, Heinz said. Each Trian nominee is a personal friend, employee or relative of Peltz, and there is concern they would put Peltz's and Trian's interests ahead of Heinz shareholders.

Peltz, chief executive of Triarc Cos. Inc., is known for leading several high-profile corporate buyouts.

Triarc spokeswoman Anne Tarbell did not return a call for comment late Wednesday.

Heinz is known for its namesake ketchup and has embarked on a restructuring plan focused on ramping up growth in three food categories: ketchup and sauces, meals and snacks, and infant nutrition.

The company has been selling underperforming European businesses as part of its strategy. Its brands also include Ore-Ida frozen potatoes and Smart Ones meals.

Used with permission of The Associated Press Copyright c 2006. All rights reserved.

R E P R I N T E D F R O M T H E P A G E S O F T H E

SUNDAY, MAY 21, 2006

Heinz chairman already
won one fight

By Steve Massey
Pittsburgh Post-Gazette

     There are reasons why H.J. Heinz Co. Chairman and Chief Executive Officer William R. Johnson finds himself in a proxy fight with billionaire investor Nelson Peltz. The ketchup king’s stock has been a dullard for the better part of a decade -- a period that just so happens to coincide with Mr. Johnson’s tenure at the top.

     But whether one thinks he is to blame for the performance or simply has been stuck fixing problems of his predecessor’s making, Mr. Johnson has done something very right: He has reshaped a board of insiders beholden to legendary former chairman Anthony J.F. O’Reilly with independent directors, including two African Americans and three women.

     “What used to be a board peopled with insiders” is now an excellent group of outsiders, Mr. Johnson told the Post-Gazette last week. “We’ve got a great mix.”

     Whether Mr. Johnson feels that way after his battle with Mr. Peltz remains to be seen.

     While he has been rather vague about his intentions, the investor activist has nominated a slate of five directors for the 12-member board, including golfer Greg Norman. Mr. Peltz, who also serves as chief executive officer of Arby’s restaurant franchisor Triarc Cos., is not easily dismissed. He recently forced changes at Wendy’s International and has the money to be more than just a nuisance.

     The thing is, had Mr. Johnson stuck with a board of insiders as Mr. O’Reilly did -- earning the wrath of shareholder rights advocates along the way -- he wouldn’t have to worry all that much. His board would do what he told it to do.

     And had he pushed for staggered director elections, in which only a handful of directors are up for re-election each year, and for so-called poison pills, in which the company would be free to issue more shares if a hostile bid were made, diluting the value of existing shares, Mr. Johnson would be in a much stronger position, too.

     Instead, he did the right thing by making himself and Heinz accountable to shareholders and the board -- even though it could end up hurting his and Heinz’s independent standing.

     It probably won’t; Mr. Peltz has some big hurdles to overcome. And there are signs that after shaking off much of the hodgepodge of businesses that his predecessor amassed, Mr. Johnson has Heinz on a better path. He’s promising a good performance when year-end earnings are announced in June.

     For his and Heinz’s sake, he better hope that Wall Street agrees.

     Lacking the sort of salesmanship that was Tony O’Reilly, who turned a sleepy food company into a hot growth stock in the 1980s -- a strategy that paid dividends on Wall Street but, in the end, seems to have left Mr. Johnson with a lot of problems to fix -- the son of a former Cincinnati Bengals coach will be judged by wins and losses. And unlike diehard Pirates fans, .500 won’t do.

     But even if he loses the battle with Mr. Peltz, Mr. Johnson will be a winner for advocates of corporate governance reforms. For years, groups have pushed to break up entrenched boards and populate them with independent-minded outsiders more reflective of society at large. On this front, Heinz and Mr. Johnson already have won.

All content © PITTSBURGH POST-GAZETTE. Reprinted with permission.

R E P R I N T E D F R O M T H E P A G E S O F T H E

FRIDAY, MAY 19, 2006

“We’ve been here 137 years. It’s our hope to stay here”
Heinz chief hoping
results help his case

By Teresa F. Lindeman
Pittsburgh Post-Gazette

     H.J. Heinz Co. Chairman William R. Johnson is counting on good results for the recently completed fiscal year to help make his case that the Pittsburgh ketchup company doesn’t need help from an activist investor group.

     Heinz isn’t scheduled to release fourth-quarter and full-year earnings until June 1, but company management isn’t waiting that long to lay the groundwork for what could be a summer proxy fight.

Mr. Johnson met yesterday with Pittsburgh Post-Gazette editors and reporters to defend his record and said he expected that the numbers that come out in a couple of weeks would demonstrate Heinz has taken the right steps in divesting noncore businesses and focusing on key products such as ketchup, sauces and frozen foods.

     The leaner, more nimble company -- the result of the sale of slow-growth divisions in Europe and elsewhere over the past several months -- can produce the kind of growth that should please shareholders, he said.

     He is willing to concede one point. “I think if we can be criticized, it’s that management could have moved faster,” he said, but added that Heinz didn’t have the people and resources to overhaul its entire business at once. The North American piece was done first, sending pet food, tuna, infant feeding and private label soup lines to Del Monte Foods Co. in 2002.

     Mr. Johnson, who became chief executive officer in 1998 and chairman in 2000, knows his tenure is being judged.

     Investors have sent company shares up more than 20 percent since the first reports that billionaire Nelson Peltz, who recently forced changes at Dublin, Ohio-based fast-food company Wendy’s, had turned his attention to Heinz. His group owns more than 5 percent of Heinz shares and wants five seats on the board.

     Mr. Johnson said Heinz can’t make a decision on the request for board seats without more details on what the investment group wants to change. “We have not seen any finalized proposal,” he said. Until that happens, he said, the board can’t evaluate the group’s suggestions.

     The investment group, led by Trian Fund Management, said in a regulatory filing last month that it could help Heinz reverse “a decade of poor shareholder returns.” The group said it plans to publicly release a report that proposes strategies for enhancing shareholder value.

     If Heinz does not grant Mr. Peltz’s group seats on the board, shareholders may find themselves choosing between competing board nominees at the annual meeting in August.

     Mr. Johnson cast the situation as one that could have repercussions for Heinz’s future as a Pittsburgh company employing more than 1,000 in the region. “We’ve been here 137 years. It’s our hope to stay here.”

     For now, he said the company’s North American operation is performing very well and he doesn’t see a lot of room to trim jobs, as Heinz has done elsewhere.

     Company shares closed yesterday at $40.99, down four cents on the day.

All content © PITTSBURGH POST-GAZETTE. Reprinted with permission.

FINANCIAL TIMES
 WEDNESDAY MAY 17 2006

Heinz toasts bean
convenience food

By Jeremy Grant in Pittsburgh

     To the 57 varieties of Heinz products you can now add a 58th: ready-made baked beans on toast that pop out of a toaster.

     Heinz is stepping up the battle of the beans with plans to launch a ready-made, toastable version of the ultimate convenience food as it tries to persuade people to buy more of its canned beans.

     Premier Foods took a bite out of Heinz’s dominance of the baked-bean market last year with the launch of Branston Beans.

     Premier claims already to have taken an 11.2 per cent market share, while Heinz’s share of the baked-bean market is 68 per cent unchanged over the past five months, the company says.

     Nevertheless, Bill Johnson, Heinz’s chief executive, said the company needed to give people “new ways to use beans”.

     Heinz had developed a prepared version of beans on toast similar to the jam-filled Pop Tarts made by Kellogg, the cereal company.

     “If people take the time to cook beans and put it on toast, why shouldn’t we cut the process for them and give them beans on toast?” Mr Johnson told the FT at Heinz’s US headquarters in Pennsylvania.

     “You would know it as a Pop Tart almost, where we put beans on toast together, put it in a toaster, pop it up and the consumer’s got it right there,” he said.

     The product would be launched “over the next 12 to 15 months”.

     Heinz’s UK baked-bean business is about the same size as the company’s tomato-ketchup business in the US, where it has a dominant 60 per cent.

     But even there it is facing slow sales growth and plans to launch larger bottles to encourage people to use more of it.

     Mr Johnson, a US citizen is no stranger to British food and regularly visits the UK. Two years ago he spent the summer travelling round the country.

     “Having spent a lot of my life in Britain I’m convinced it’s a good product,” he said.

     Heinz was also looking at launching “multi-packs” of beans containing small, microwaveable servings for individuals – cashing in on a rapidly growing trend for “food on the go”.

© THE FINANCIAL TIMES LIMITED 2006

A FLY
IN THE
KETCHUP

WHAT EXACTLY DOES NELSON PELTZ WANT
WITH HEINZ?

BY Lisa Gewirtz
May 5, 2006

In the 1980s, corporate raiders dismantled companies for the sums of their parts. Now, as private equity and hedge funds have become powerful forces in mergers and acquisitions, many are trying to recast themselves as smart managers. Nelson Peltz's recent attempt to take over almost half of H.J. Heinz Co.’s board of directors has raised questions of just how meaningful such a distinction might be.

In March, Peltz's Trian Partners Master Fund LP, part of publicly traded Triarc Cos., said it wanted to install five new directors — including Peltz — on Heinz’s board. In late April, after talks with management failed, the New York-based fund said it would initiate a proxy contest. Heinz had been trading around $35 a share. It rose amid takeover speculation in March, and when Peltz made his play shares jumped $4, to $42. Trian now owns about 5% of Heinz's stock.

In documents filed April 17 with the Securities and Exchange Commission, Peltz said he met with Heinz's CEO and chairman, William R. Johnson, and a financial adviser representing the company on March 17 to discuss "certain operational improvements and changes in strategy." On March 29, Peltz met with Heinz's senior management and said an outside financial adviser told the hedge fund that the company had reacted favorably to the proposed board changes. How to improve Heinz's business and increase free cash flow was also discussed. Then, on April 6, the company backtracked and rejected the request for board representation, according to the filings.

In a securities filing responding to Trian's proxy announcement, Heinz said it had yet to decide whether it would grant Trian five director posts. Meanwhile, the company is vigorously defending its record. In April, Heinz sent a letter to shareholders highlighting the company's progress over the past three years. It sold nearly 20 businesses, raising more than $1 billion. It also reduced employees worldwide by 30% and manufacturing facilities by 15%. The company is now trying to focus on three areas where it thinks it has a competitive advantage: ketchup, meals and snacks, and infant food.

Peltz has a significant hurdle: Heinz is incorporated in Pennsylvania, where corporate law allows managements and boards broad leeway in fending off hostile bids. Anything Peltz can achieve at Heinz would have to be done with the sufferance of the company's board.

Peltz has yet to outline a specific course for Heinz, except to say that he hopes to create value “through sharper strategic focus, better operational execution and more efficient uses of capital.” Equity analysts are skeptical.

“Given that current management has already taken steps to identify, and in many cases divest, businesses both domestically and internationally that fail to meet a certain return profile, we are hard pressed to understand what material changes, if any, can and would be enacted under new management,” Lehman Brothers Inc. analyst Andrew Lazar wrote in his most recent research note.

J.P. Morgan Chase & Co. analyst Pablo Zuanic thinks Peltz would try to turn Heinz into a “cash cow,” a model perfected by many private equity firms — boosting the company’s cash flow and using it to pay shareholders. In this case, the ketchup business would generate cash, and Heinz would sell all ancillary businesses, which Zuanic estimates could raise $9.6 billion. It could use the proceeds from the sale to buy back stock. The company would not have to use the proceeds to pay back debt since it could support its current debt levels from the ketchup business alone. Nevertheless, the company's debt rating would likely fall to junk.

“With the right type of execution and focused expansion, we would prefer a company to focus on leveraging its key strengths to grow outside its core [businesses] … rather than just turn it into a cash cow,” Zuanic wrote in a report published in April. “With no growth, the stock would be valued as an annuity.” He also highlights that Heinz has above-average profit margins, extendable brands and strong distribution, and it could benefit from expanding into new businesses.

It is unclear whether Peltz would gut the company. Trian will put out a white paper outlining its plans for Heinz within two weeks, says a source, adding that the fund would try to improve the value of some of Heinz's brands, perhaps so a larger food company can acquire it.

Peltz does have food industry experience. Through Triarc’s private equity arm, he cashed out of

Snapple Beverage Group, selling the drink company and related assets to Cadbury Schweppes plc in 2001 for $1.45 billion after buying it from Quaker Oats Co. in 1997 for just $300 million. After taxes, Triarc netted $400 million in cash from the deal. Peltz also is the franchisor of Arby’s Restaurant Inc., comprising 3,500 restaurants. Of these restaurants, more than 1,000 are owned and operated by subsidiaries of Triarc Cos. And most recently, Wendy’s International Inc. agreed March 2 to add three Peltz nominees to its board.Trian did not return calls for this article.

While the fates of Peltz and Heinz are to be determined, Heinz finds itself in a difficult situation. Despite its attempts to turn around the company, Heinz management’s execution has been less than stellar, Zuanic says, a sentiment widely shared.

Meanwhile, Heinz is not the only food company feeling pain. ConAgra Foods Inc., Del Monte Foods Co. and Kraft Foods Inc. have been revamping their business lines amid sagging stock prices. High raw material prices are driving up packaging costs, and large retailers can exert more pressure on their suppliers.

REPRINT FROM MAY 8, 2006 PP.11, 15
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2

Heinz says restructure on track
Food Business Review online
By James Walker
25th April 2006

Branded food and condiments juggernaut HJ Heinz Company has issued a letter assuring shareholders it would meet its financial goals for 2006 and that it expects further growth next year following a successful restructuring effort.

The maker of HP Sauce, Farley's and Lea & Perrin's Worcester Sauce reaffirmed its fiscal 2006 guidance of between $2.10 and $2.16 per share.

From that pro-forma base, Heinz expects fiscal 2007 sales growth of between 3% and 4%, and operating income and EPS growth at the upper-end of a range of between 6% and 8%.

"Following a successful transformation restructuring process, Heinz has established a solid new foundation for growth with leading brands in established and select developing geographies," said chairman, president and CEO William Johnson.

"It is important that we communicate to shareholders the scope of the important change that has been achieved, and the capabilities we have built and are refining to drive increased shareholder value in fiscal 2007 and beyond," he continued.

Mr Johnson said Heinz has been making good progress in simplifying and focusing its portfolio. The process began with the spin-off of its non-core US businesses in December 2002, and has culminated with the recently completed sale of its European seafood and New Zealand poultry businesses.

"We are very pleased that the portfolio realignment portion of the plan is now virtually finished," the company said. "We have a few, non-core, geographically-isolated divestitures to complete, but with the majority of divestitures behind us, we can now sharpen our focus on growing our three core categories, where the company has already made some impressive gains."

Comprehensive fourth quarter and fiscal 2006 earnings results will be released in June, 2006.

© 2006 Business Review Ltd

Ex-Raider Peltz Turns Activist, With Hedge Fund
By David Reilly
10 March 2006
The Wall Street Journal

OVER MORE THAN two decades, Nelson Peltz bought businesses, polished them up and sold them again a few years later, often racking up hefty profits.

Now, instead of purchasing companies outright, the billionaire investor is buying small stakes in them and pushing for change. And he's doing so through a newly created hedge fund that has raised more than $1 billion.

Since launching this venture in November, Mr. Peltz has pressed for a change in strategic tack or board seats at CBRL Group Inc., owner of the Cracker Barrel restaurant chain; fast-food restaurant operator Wendy's International Inc., and food producer H.J. Heinz Co. So far, CBRL and Wendy's have given in to some of his demands; A battle at Heinz has yet to play out.

The foray into hedge-fund activism has put Mr. Peltz back in the Wall Street spotlight, reviving memories of investing successes dating back to the junk-bond era of the 1980s -- as well as scrapes with his own shareholders that have some on Wall Street questioning his activist credentials.

Mr. Peltz's changed modus operandi reflects the popularity among large shareholders of taking matters into their own hands to boost returns. Despite slowing flows of money into once red-hot hedge funds, investors still want to ride along with a marquee-name manager.

Investors looking to join Mr. Peltz's crusade must be willing to carry a heavy burden: His hedge-fund outfit, Trian Fund Management LP, requires minimum investments of $25 million, according to a person familiar with the firm. That's a hurdle even for hedge funds, lightly regulated partnerships that often require their wealthy clients to pony up at least $1 million.

Plus, Trian's investors have to keep their money with the firm for three years, this person said. Such lockups are becoming more common -- in some cases because they allow the funds to avoid new Securities and Exchange Commission oversight rules -- but many investors still balk at losing control for so long.

Mr. Peltz and longtime business partner Peter W. May, who is also a principal in Trian, declined to comment on the firm.

Besides Trian, the pair controls about 40% of Triarc Companies Inc., the publicly traded company they have used for deals since 1993. Triarc is considering a restructuring that would see Messrs Peltz and May, along with Triarc's vice chairman, Edward P. Garden, relinquish executive roles. This would allow the three to focus on the hedge-fund firm, in which Mr. Garden is also a principal. Triarc last year invested $75 million in the venture.

The 63-year-old Mr. Peltz first gained attention in the 1980s, when he used junk-bond financing arranged by Drexel Burnham Lambert to purchase National Can Co. and then

American Can. He merged the packaging companies and within three years sold them to France's Pechiney SA, snaring about $800 million profit on his total investment.

The association with Drexel earned Mr. Peltz the label of corporate raider. He is often mentioned in the same breath as Carl Icahn, a raider from that era who is now an activist hedge-fund manager. Yet people who know the two say their approaches differ.

"I would describe Carl as a trader who became a businessman and Nelson as a businessman who became an investor," says Jack Wasserman, an attorney in private practice who sits on Triarc's board and who has sat on boards of companies Mr. Icahn was involved with.

Mr. Peltz is best known for the 1997 purchase of beverage maker Snapple for $300 million. After a three-year turnaround, Triarc sold Snapple for about $1.45 billion.

Still, some on Wall Street eye Mr. Peltz warily, recalling his battles with his own shareholders.

The financier's sale of the can companies in 1988, for example, resulted in lawsuits from investors who claimed Mr. Peltz unfairly bought them out just months beforehand. Mr. Peltz denied the allegation but eventually settled, without admitting any wrongdoing, for $75 million. Pechiney paid half the amount.

Messrs. Peltz and May also were censured by the London Stock Exchange in 1991 for their handling of a sale of shares in Mountleigh Group PLC. The two had taken a 20% stake in the property developer in the hope of using it for European takeovers, but the company eventually collapsed.

In 1993, Messrs. Peltz and May bought a stake in near-bankrupt DWG Group, a conglomerate that owned Arby's restaurants and the RC Cola brand, among other disparate businesses. They renamed it Triarc and focused on food and beverages businesses. This led to the Snapple purchase in 1997. A year later, in the midst of that turnaround, Messrs. Peltz and May proposed taking the company private. With Triarc's shares well below that year's high, shareholders cried foul and the plan fell through.

Triarc is still the franchisor of Arby's and owns more than 1,000 of the chain's 3,500 restaurants, along with interests in other, unrelated businesses. Under Triarc's proposed restructuring, those businesses may be spun off to shareholders.

Messrs. Peltz, May and Garden had been kicking around the idea of starting a hedge fund for at least the past two years, according to the person familiar with the fund. Mr. Peltz had long been frustrated by the constraints of working through a publicly traded vehicle due to restrictions on the number of investments he could make.

The idea clicked when hedge funds' surging popularity made investors more open to restrictive terms such as multiyear lock-ups of capital. That was key for an activist strategy because investors can't flee during often fierce public battles, the person says.

Although the fund has taken positions in industries Mr. Peltz knows best -- food and restaurants -- he plans to target companies in a variety of sectors, the person says.

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Heinz Says Investor's Company Plans to Nominate 5 Directors
By Janet Adamy and David Reilly
4 March 2006
The Wall Street Journal
B2

Fresh from his success in agitating for change at Wendy's International Inc., well-known investor Nelson Peltz is zeroing in on H.J. Heinz Co.

The ketchup maker Friday confirmed for the first time that Mr. Peltz's firm is nominating five directors -- including Mr. Peltz himself -- to serve on the board.

A spokeswoman for Mr. Peltz declined to comment on his plans regarding Heinz.

The move on Heinz came the same day Wendy's bowed to pressure from Mr. Peltz and named three directors he picked for the restaurant chain's board. Mr. Peltz was also behind Cracker Barrel parent company CBRL Group Inc.'s decision to hire Wachovia Securities to evaluate capital alternatives, according to a person familiar with the situation.

Heinz external advisers first met with representatives of Mr. Peltz's newly established hedge-fund company -- Trian Fund Management LP -- about a week ago, according to the person familiar with the situation. The representatives told Heinz's advisers that Mr. Peltz's firm saw good opportunities at consumer companies, this person said.

Then, Thursday night, a letter from one of the funds in Mr. Peltz's fund company -- Trian Partners Master Fund LP -- arrived via courier at Heinz's Pittsburgh offices, this person said, informing the company of the board nominations. The letter included bios of the directors. In addition to Mr. Peltz, they are: Peter W. May, president of Trian Fund Management, and Mr. Peltz's longtime business partner; Edward P. Garden, portfolio manager at Trian; Michael Weinstein, chairman of Inov8 Beverage Co.; and Greg Norman, the Australian professional golfer who is also chairman and chief executive of Great White Shark Enterprises Inc.

It is unclear exactly what kind of changes Mr. Peltz wants Heinz to make. The maker of its namesake ketchup and Ore-Ida French fries is already trying to slim down and concentrate on what it considers its best categories.

Chief Executive Officer William R. Johnson has launched several turnaround attempts since he was named CEO in 1997 that have yet to yield results. During that time, Heinz's shares have fallen about 19%. Friday, Heinz was up 88 cents at $38.23 in New York Stock Exchange trading.

Heinz spokeswoman Debbie Foster said: "We do remain committed to addressing the challenges in the food industry and creating sustainable long-term value for all shareholders."

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     On June 15, 2006, Heinz filed a preliminary proxy statement in connection with its 2006 annual meeting of shareholders. Prior to the annual meeting, Heinz will furnish a definitive proxy statement to its shareholders, together with a WHITE proxy card. Heinz shareholders are strongly advised to read Heinz’ s proxy statement as it contains important information. Shareholders may obtain Heinz ’s preliminary proxy statement, any amendments or supplements to the proxy statement and other documents filed by Heinz with the Securities and Exchange Commission for free at the Internet website maintained by the Securities and Exchange Commission at www.sec.gov. Copies of the definitive proxy statement and any amendments and supplements to the definitive proxy statement will also be available for free at Heinz ’s Internet website at www.heinz.com or by writing to H. J. Heinz Company, World Headquarters, 600 Grant Street, Pittsburgh, Pennsylvania 15219. In addition, copies of Heinz ’s proxy materials may be requested by contacting our proxy solicitor, MacKenzie Partners, Inc. at (800) 322-2885 toll-free or by email at proxy@mackenziepartners.com. Detailed information regarding the names, affiliations and interests of individuals who are participants in the solicitation of proxies of Heinz ’s shareholders is available in Heinz ’s preliminary proxy statement filed with the Securities and Exchange Commission on June 15, 2006.